Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

HARDING GLASS, INC.

FIRST: The name of the corporation is Harding Glass, Inc.

SECOND: The registered office of the corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the corporation is authorized to issue is 100 shares of Common Stock, $0.01 par value.

FIFTH: The name and mailing address of the incorporator is as follows:

Name	Address
Rebecca L. Weaver	2000 One Logan Square Philadelphia, PA 19103

SIXTH: Elections of directors need not be by written ballot.

SEVENTH: The original bylaws of the corporation shall be adopted by the initial incorporator named herein. Thereafter the board of directors shall have the power, in addition to the stockholders, to make, alter, or repeal the bylaws of the corporation.

EIGHTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. All references in this paragraph to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to any provision of this Certificate of Incorporation in accordance with subsection (a) of Section 141 of Title 8 of the Delaware Code, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by Title 8 of the Delaware Code.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand and seal this 5th day of November, 1998.

/s/ Rebecca L. Weaver
Rebecca L. Weaver
Incorporator

2

CERTIFICATE OF MERGER

OF

PRITCHARD GLASS, INC.

(a North Carolina corporation)

WITH AND INTO

HARDING GLASS, INC.

(a Delaware corporation)

Pursuant to Sections 103 and 252(c) of the General

Corporation Law of the State of Delaware

Harding Glass, Inc., a Delaware corporation (“Harding”), with and into which Pritchard Glass, Inc., a North Carolina corporation (“Pritchard”), is to be merged (the “Merger”), pursuant to the provisions of Section 252(c) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Pritchard Glass, Inc.	North Carolina

Harding Glass, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated February 9, 1999, by and among Pritchard and Harding (the “Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 252(c) of the General Corporation Law of the State of Delaware.

THIRD: The surviving corporation shall be Harding Glass, Inc., a Delaware corporation (the “Surviving Corporation”).

FOURTH: The Articles of Incorporation of Harding, as in effect immediately prior to the filing of this Certificate of Merger, shall be the Articles of Incorporation of the Surviving Corporation.

FIFTH: The executed Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 7201 W. 110th Street, Suite 200, Overland Park, KS 66210.

SIXTH: A copy of the executed Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH: The authorized capital stock of each constituent corporation which is a party to the merger is as follows:

Corporation	Class	No. of Shares Authorized	Par Value Per Share
Pritchard Glass, Inc.	Common	100,000	$0.01

Harding Glass, Inc.	Common	100	$0.01

EIGHTH: The Merger shall become effective at 11:55 P.M. on February 9, 1999 (the “Effective Time”).

NINTH: At the Effective Time, each issued and outstanding share of Pritchard shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist.

IN WITNESS WHEREOF, the parties have caused this Certificate of Merger to be signed by their authorized representatives as of this 9th day of February, 1999.

HARDING GLASS, INC.

By:	/s/ Joseph M. Corvino
Name:	Joseph M. Corvino
Title:	Vice President

PRITCHARD GLASS, INC.

By:	/s/ Joseph M. Corvino
Name:	Joseph M. Corvino
Title:	Vice President

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HARDING GLASS, INC.

Harding Glass, Inc. (the “Corporation”), a corporation organized under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), for the purpose of amending its Certificate of Incorporation, pursuant to Section 242 of the Delaware General Corporation Law,

DOES HEREBY CERTIFY:

FIRST: That by the written consent of the sole director of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the sole stockholder of the Corporation for consideration and approval thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Article FIRST of the Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

“FIRST: The name of the corporation is SunSub C Inc.”

SECOND: That thereafter, pursuant to resolution of the sole director, the sole stockholder of the Corporation gave its written consent, in accordance with Section 228 of the Delaware General Corporation Law, to the proposed amendment, which consent was filed with the Secretary of the Corporation.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by the undersigned officer this 12th day of April, 2000.

HARDING GLASS, INC.

By:	/s/ Joseph M. Corvino
Joseph M. Corvino, Vice President

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is SunSub C Inc.

2. The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.

3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on 01/04/2010

/s/ James P. Waters
James P. Waters, Secretary